Exhibit 99.1

Newfield Exploration Company Executive Vice President and Chief Financial Officer, Terry W. Rathert, to Retire; Lawrence S. Massaro Named as Successor

The Woodlands, Texas – October 14, 2013 – Newfield Exploration Company (NYSE: NFX) announced today that Terry W. Rathert, a Newfield founder and the Executive Vice President and Chief Financial Officer (CFO), will retire in 2014, after more than 25 years with the Company.

Newfield’s Board of Directors intends to appoint Lawrence S. Massaro to succeed Rathert as Executive Vice President and CFO effective November 11, 2013. Rathert will serve as special advisor through August 2014, assisting during this transitional period.

Massaro has been a member of Newfield’s management team since March 2011 as Vice President, Corporate Development, where he has been responsible for the Company’s business development, strategic planning, acquisitions and divestitures and commodity hedging. “Larry has played an integral role on our executive leadership team over the last two years. His unique background and experience have prepared him to successfully guide Newfield’s financial strategy. He has been instrumental in the development of our three-year plan and the continuing optimization of our asset base,” said Lee K. Boothby, Newfield’s Chairman, President and CEO. “As CFO, Larry’s leadership and guidance will be critical to improving our capital structure and creating long-term stockholder value.”

Boothby continued, “On behalf of our employees and Board of Directors, we want to recognize Terry for his outstanding service to Newfield. Since our founding, he has worked to ensure that Newfield always maintained strong financial discipline and has served as a champion for constantly improving investment allocation and returns. His leadership has been critical in our successful transformation to a domestic onshore-focused resource company. Throughout the years, Terry has worn a variety of hats within our organization and his passion for the business and love for the Company have made lasting and positive impacts. We wish Terry continued health and happiness in his retirement.”

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. The Company is focused on North American resource plays of scale. Its principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, the Company has oil developments offshore Malaysia and China.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com